STIMSONITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                                                                   Exhibit 11.1



                                                     Quarter Ended                   Year Ended
                                                 ----------------------        ---------------------
Description                                      3/31/96         4/2/95        3/31/96        4/2/95
                                                 -------         ------        -------        ------

Average shares outstanding ................     8,856,400      8,903,900      8,899,129     8,903,317

Net additional shares assuming
  dilutive stock options exercised
  and proceeds used to purchase
  treasury shares at fair market
  value ...................................       160,542        156,759        176,259       154,472

Options issued within one year
  prior to the initial filing date
  of the registration statement
  for an initial public offering
  in accordance with Staff
  Accounting Bulletin No. 83 ..............        16,259         27,071         22,313        27,085
                                              -----------    -----------    -----------   -----------

Average number of common
  shares and common equivalent
  shares outstanding ......................     9,033,201      9,087,730      9,097,701     9,084,874
                                              ===========    ===========    ===========   ===========

Net income (loss) .........................   ($  992,000)   ($  981,000)   $ 2,599,000   $ 5,859,000
                                              ===========    ===========    ===========   ===========

Per share data:
Net income (loss) .........................   ($     0.11)   ($     0.11)   $      0.29   $      0.64
                                              ===========    ===========    ===========   ===========